UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact name of registrant as specified in its charter)

Tennessee	001-25225	62-0812904
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

305 Hartmann Drive, P.O. Box 787 Lebanon, Tennessee	37088-0787
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 444-5533

Not Applicable

(Former name or former address if changed since last report.)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NASDAQ Global Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

This Form 8-A/A is filed by Cracker Barrel Old Country Store, Inc. (the “Registrant”) to correct a scrivener’s error in the Form 8-A/A filed by the Registrant on April 9, 2015 relating to the final expiration date of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on April 10, 2012.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On April 9, 2015, the “Final Expiration Date” occurred under the Amended and Restated Rights Agreement dated as of April 9, 2012, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.01 per share, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Rights Agreement, dated as of April 9, 2012, between Cracker Barrel Old Country Store, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Articles of Amendment to the Amended and Restated Charter as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to Cracker Barrel Old Country Store, Inc.’s Form 8-K filed on April 10, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CRACKER BARREL OLD COUNTRY STORE, INC.

Date: April 10, 2015	By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement, dated as of April 9, 2012, between Cracker Barrel Old Country Store, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Articles of Amendment to the Amended and Restated Charter as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to Cracker Barrel Old Country Store, Inc.’s Form 8-K filed on April 10, 2012).